Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2019

MELVILLE, N.Y., November 12, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three and nine-month periods ended September 30, 2019. The Company is reporting net revenue of $14,776,000 and $43,896,000 for the three and nine-month periods ended September 30, 2019, compared to $17,662,000 and $49,592,000, for the same periods in the prior year. Additionally, the Company is reporting income before taxes of $128,000 and $7,881,000 for the three and nine-month periods ended September 30, 2019, compared to $767,000 and $1,288,000, for the same periods in 2018. Included in the current year’s income before taxes is a $7,817,000 gain, realized during the second quarter from the sale of the Company’s Jupiter, Florida facility. After giving effect to income taxes, the Company is reporting net income for the three and nine-month periods ended September 30, 2019 of $136,000 and $5,798,000, compared to $541,000 and $911,000 for the same three and nine-month periods in 2018.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “The decline in our quarter to quarter revenue was due primarily to additional shipments to The Home Depot of a refreshed line of pneumatic air tools and accessories in the third quarter of 2018 of approximately $3.6 million. This $3.6 million represented the establishment of the initial inventory levels at both The Home Depot stores and distribution centers, for their then newly refreshed, retail tool line, with no similar order this year. This shortfall was partially offset by growth in The Home Depot’s base business, and a modest increase in sales at Hy-Tech. With respect to our nine-month results, as was previously disclosed, in June of this year, we consummated a sale-leaseback of Florida Pneumatic’s facility, located in Jupiter, Florida. This transaction, after fees and expenses, provided us with nearly $8,750,000 in cash, and generated a pre-tax gain of more than $7,800,000. Despite the relatively weak quarter, we are encouraged by, among other things, a substantial aerospace backlog, as well as several recent cost reduction initiatives and pricing modification steps taken at Hy-Tech, that we believe should lead to improved performance moving forward.”

Mr. Horowitz continued, “We recently completed the acquisition of two gear manufacturers that specialize in the manufacture and distribution of custom gears. We believe this transaction will triple Hy-Tech’s gear production capacity, as well as complement and bring new expertise to expand into more complex spiral bevel and straight bevel gear design and manufacturing. Furthermore, we will be able to better address a broader range of industries for highly engineered gearing, design consulting and reverse engineering. As a result of this new capability, we will increase our opportunities in our Engineered Solutions area, as we will be able to quote on a wider variety of pneumatic motor/gear systems, which are a large part of this segment.”

Mr. Horowitz concluded his remarks by adding, “We remain focused on being a key provider and developer of power hand tools and accessories. We plan to continue to pursue organic growth and to develop improved pneumatic tools and accessories, expand our Engineered Solutions initiative, as well as to pursue, both organic and through acquisition, new business opportunities and new markets both in the United States and Europe.”

In a separate announcement released on November 8, 2019, the Company announced the declaration of a quarterly $0.05 per common share cash dividend.

1

RESULTS OF OPERATIONS

Based on negotiations with our overseas suppliers and The Home Depot (“THD”), which is our largest customer that is currently affected by the tariffs imposed since July 2018, we have been able to avoid much of the impact of such tariffs. However, there is no guarantee that we will be able to avoid some or all of any new, or additional tariffs. Should we be unable to avoid such additional costs, our gross margin on these products likely would be severely impacted. This could cause us to terminate or alter certain customer/supplier relationships.

Additionally, we believe that over time, several newer technologies and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless, or battery-powered hand tools, particularly in the automotive aftermarket or in the retail sector. We continue to perform a cost-benefit analysis of developing or incorporating more advanced technologies in our tool platforms.

Lastly, the ongoing low production level of one of Boeing’s major aircraft has negatively impacted our aerospace sector revenue. Should the global decision to keep this aircraft grounded and the Federal Aviation Administration hold off on a decision that this aircraft is safe to fly, it is likely Boeing will continue to have lower production rates, which in turn will likely continue to have an adverse effect on our revenue.

There are no major trends or uncertainties that had, or we could have reasonably expected to have, a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

Unless otherwise discussed elsewhere in this press release, we believe that our relationships with our key customers and suppliers remain satisfactory.

REVENUE

The tables below provide an analysis of our net revenue for the three and nine-month periods ended September 30, 2019 and 2018:

	Three months ended September 30,
			Increase (decrease)
	2019	2018	$	%
Florida Pneumatic	$10,951,000	$14,035,000	$(3,084,000)	(22.0)%
Hy-Tech	3,825,000	3,627,000	198,000	5.5

Consolidated	$14,776,000	$17,662,000	$(2,886,000)	(16.3)%

	Nine months ended September 30,
			Increase (decrease)
	2019	2018	$	%
Florida Pneumatic	$32,177,000	$38,770,000	$(6,593,000)	(17.0)%
Hy-Tech	11,719,000	10,822,000	897,000	8.3

Consolidated	$43,896,000	$49,592,000	$(5,696,000)	(11.5)%

2

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Industrial and Aerospace. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended September 30,
	2019		2018		(Decrease) increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail	$3,240,000	29.5%	$6,343,000	45.2%	$(3,103,000)	(48.9)%
Automotive	3,293,000	30.1	2,930,000	20.9	363,000	12.4
Industrial	1,301,000	11.9	1,592,000	11.3	(291,000)	(18.3)
Aerospace	2,977,000	27.2	3,015,000	21.5	(38,000)	(1.3)
Other	140,000	1.3	155,000	1.1	(15,000)	(9.7)
Total	$10,951,000	100.0%	$14,035,000	100.0%	$(3,084,000)	(22.02.0)%

	Nine months ended September 30,
	2019		2018		(Decrease) increase
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail	$9,379,000	29.2%	$14,649,000	37.8%	$(5,270,000)	(36.0)%
Automotive	10,916,000	33.9	10,640,000	27.4	276,000	2.6
Industrial	3,887,000	12.0	3,958,000	10.2	(71,000)	(1.8)
Aerospace	7,530,000	23.4	8,989,000	23.2	(1,459,000)	(16.2)
Other	465,000	1.5	534,000	1.4	(69,000)	(12.9)
Total	$32,177,000	100.0%	$38,770,000	100.0%	$(6,593,000)	(17.0)%

Florida Pneumatic

The most significant component of the change in our Retail revenue this quarter, compared to the same three-month period in 2018 was the shipment by Florida Pneumatic of approximately $3.6 million during the third quarter of 2018 of a then new, refreshed line of pneumatic tools and accessories to THD. There were no unusual shipments during the three-month period ended September 30, 2019. The decline in Industrial revenue this quarter was due primarily to recent sluggishness in the sector and reduced orders from certain customers that service the aircraft industry that have been negatively affected by the reduction in production by Boeing of certain civilian aircraft, compared to the same period in 2018. Florida Pneumatic’s three-month 2019 Automotive revenue increased, when compared to the same period in 2018 due primarily to the introduction of a new line of pneumatic hand tools. This new line features enhanced vibration reduction technology and longer life of the internal mechanism.

The most significant component to the decline in Florida Pneumatic’s nine-month revenue, compared to the same period in the prior year was lower sales to THD. As noted above, during the third quarter of 2019 there were no special orders, whereas during the third quarter of 2018, Florida Pneumatic shipped over $3.6 million of a then new, refreshed line of pneumatic tools and accessories. Additionally, we believe this reduction in revenue was partially due to THD being in an overstocked position at the end of 2018, which caused a reduction in orders during the early part of 2019. The decline in year-to-date Aerospace revenue, compared to the same nine-month period that ended September 30, 2018, was due to shipments to a customer in the first quarter of 2018 not repeating in 2019, and to a lesser degree, the decision by Boeing to reduce production of its 737 Max. Automotive revenue during the nine-month period ended September 30, 2019 improved compared to the same period in 2018, primarily due to the launch of a new line of tools.

3

Hy-Tech

Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, OZAT and ATSCO. products are categorized as “ATP” for reporting purposes. Products manufactured for other companies under their brands are included in the OEM category in the table below. NUMATX, Thaxton and other peripheral product lines, such as general machining and gears, are reported as “Other” below:

	Three months ended September 30,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$1,375,000	36.0%	$1,487,000	41.0%	$(112,000)	(7.5)%
OEM	2,128,000	55.6	1,723,000	47.5	405,000	23.5
Other	322,000	8.4	417,000	11.5	(95,000)	(22.8)
Total	$3,825,000	100.0%	$3,627,000	100.0%	$198,000	5.5%

	Nine months ended September 30,
	2019		2018		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$5,160,000	44.0%	$5,196,000	48.0%	$(36,000)	(0.7)%
OEM	5,472,000	46.7	4,371,000	40.4	1,101,000	25.2
Other	1,087,000	9.3	1,255,000	11.6	(168,000)	(13.4)
Total	$11,719,000	100.0%	$10,822,000	100.0%	$897,000	8.3%

Hy-Tech

Overall, Hy-Tech revenue improved this quarter, compared to same three-month period in 2018 by 5.5%. The 23.5% net increase in Hy-Tech’s OEM revenue was driven primarily by Hy-Tech’s Engineered Solutions products offering, which is designed to exploit Hy-Tech’s expertise in engineering and manufacturing and enable it to pursue alternate, non-traditional markets and develop different applications for its tools, motors and related accessories. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. However, their continuing effort to expand the Engineered Solutions initiative has, this quarter, negatively impacted both ATP and Other revenues as less resources are allocated to these product lines.

For the nine-month period ended September 30, 2019, the 25.2% growth in Hy-Tech’s OEM revenue, compared to the same nine-month period in 2018 was driven primarily by growth in its Engineered Solutions initiative. The net decline in ATP revenue was driven by reductions in shipments to a major customer as well as a slight decline in international sales. These declines were partially offset by increases in traditional ATP tools and parts. The slight decline in Hy-Tech’s Other revenue was due to lower general machining, partially offset by increased gears and Numatx revenue.

Gross profit / margin

	Three months ended September 30,		Increase (decrease)
	2019	2018	Amount		%
Florida Pneumatic	$4,436,000	$5,351,000	$(915,000)		(17.1)%
As percent of respective revenue	40.5%	38.1%	2.4	% pts
Hy-Tech	$913,000	$1,247,000	$(334,000)		(26.8)
As percent of respective revenue	23.9%	34.4%	(10.5	)% pts
Total	$5,349,000	$6,598,000	$(1,249,000)		(18.9)%
As percent of respective revenue	36.2%	37.4%	(1.2	)% pts

4

	Nine months ended September 30,		Increase (decrease)
	2019	2018	Amount		%
Florida Pneumatic	$12,628,000	$14,066,000	$(1,438,000)		(10.2)%
As percent of respective revenue	39.2%	36.3%	2.9	% pts
Hy-Tech	$3,510,000	$3,831,000	$(321,000)		(8.4)
As percent of respective revenue	30.0%	35.4%	(5.4	)% pts
Total	$16,138,000	$17,897,000	$(1,759,000)		(9.8)%
As percent of respective revenue	36.8%	36.1%	0.7	% pts

Factors contributing to the 2.4 percentage point improvement in Florida Pneumatic’s gross margin this quarter, compared to the same three-month period ending September 30, 2018, include: a) improved product and customer mix, price increases, and greater absorption of manufacturing overhead in aerospace at Jiffy, and b) its decision to greatly reduce AIRCAT promotional programs in 2019 that were offered during much of 2018.

The improved gross margin at Florida Pneumatic for the nine-month period ended September 30, 2019, compared to the same period a year ago is due primarily to a) its decision to greatly reduce AIRCAT promotional programs in 2019 that were offered during much of 2018, b) during the nine month period ended September 30, 2019, Jiffy was able to pass through various price increases, and increased its manufacturing efficiencies, and c) overall improved product and customer mix, compared to the same period in 2018.

When comparing the third quarter of 2019 to the same period in the prior year, Hy-Tech’s gross margin declined, primarily due to both customer and product mix, and a charge to its obsolete and slow-moving inventory reserve this quarter, compared to the same period a year ago.

The 5.4 percentage point decline in Hy-Tech’s nine-month gross margin stated in the table above, was due to a number of factors: (i) unusually high costs incurred during the three-month period ended March 31, 2019, in areas such as repairs and maintenance and sample costs; (ii) under absorption of manufacturing overhead, mostly in the first quarter of 2019, in turn primarily due to a complete enterprise-wide, information technologies system conversion occurring during the first quarter of 2019, which caused the facility to halt production for approximately three days, (iii) increased charges in obsolete and slow-moving inventory in both the second and third quarters of 2019, compared to the same period a year ago, (iv) product mix, and (v) increased material and labor costs. In an effort to improve its gross margin in the fourth quarter of 2019, Hy-Tech will be increasing the selling prices on several high-volume items and will implement a better sourcing and cost reduction program.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the third quarter of 2019, our SG&A was $5,208,000, compared to $5,737,000 for the same three-month period in 2018. Significant components to the net reduction include: (i) a decrease of $174,000 in compensation expenses, which is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits; (ii) a decrease of $391,000 in variable expenses, due primarily to lower Retail revenue. Variable expenses include such expenses as, commissions, freight out, advertising and promotion expenses and travel and entertainment; and (iii) an increase of $98,000 in professional services, driven by the acquisition occurring in October 2019.

Our SG&A for the nine-month period ended September 30, 2019 was $15,930,000, compared to $16,371,000 for the same period in 2018. Significant components to the net change include: (i) a decrease of $90,000 in compensation expenses; (ii) a decrease of $80,000 in stock-based compensation; (iii) a decrease of $337,000 in variable expenses due primarily to lower Retail revenue; and (iv) an increase in professional services of $109,000, due primarily to the acquisition in October 2019.

5

Gain on sale of property and equipment

Effective June 18, 2019, we completed the sale of real property located in Jupiter, the facility where Florida Pneumatic conducts its principal operations (the “Jupiter Facility”). The Jupiter Facility was purchased by an unrelated third party, for a final purchase price of $9.2 million. After broker fees and other expenses relating to the sale, the Company received approximately $8.7 million. The Jupiter Facility had at the time of sale a net book value of approximately $932,000. As the result of the sale of the Jupiter Facility, we recognized a gain of approximately $7.8 million.

Other expense

Other expense of $28,000 and $86,000, respectively, for the three and nine-month periods ended September 30, 2018, represents the adjustment of the fair value of the contingent consideration obligation to the Jiffy seller.

Interest

	Three months ended September 30,		Decrease
	2019	2018	Amount	%
Interest expense attributable to:
Short-term borrowings	$11,000	$40,000	$29,000	72.5%
Term loans, including Capex Term Loans	—	5,000	5,000	100.0
Amortization expense of debt issue costs	2,000	21,000	19,000	90.5

Total	$13,000	$66,000	$53,000	80.3%

	Nine months ended September 30,		(Increase) decrease
	2019	2018	Amount	%
Interest expense attributable to:
Short-term borrowings	$117,000	$77,000	$(40,000)	(51.9)%
Term loans, including Capex Term Loans	9,000	10,000	1,000	10.0
Amortization expense of debt issue costs	18,000	71,000	53,000	74.6

Total	$144,000	$158,000	$14,000	8.9%

The decrease in short-term loan borrowings interest during the third quarter of 2019, compared to the same period in 2018, was driven primarily by lower borrowings against our Revolver, compared to the prior year. The proceeds from the sale of the Jupiter facility was the key factor to the reduced borrowings.

Our average balance of short-term borrowings during the three and nine-month periods ended September 30, 2019 was $1,195,000 and $3,774,000, respectively, compared to $4,060,000, and $2,834,000, respectively, during the same three and nine-month periods in 2018. Debt issue costs incurred in connection with the Amendment No. 5, to the Credit Agreement with our bank are being amortized through February 2024, were lower than the costs associated with the previous amendments.

Income taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rate for the three and nine-month periods ended September 30, 2019 were (6.3)% and 26.4%, compared to the effective tax rates of 29.5% and 29.3%, respectively, for the three and nine-month periods ended September 30, 2018. The Company’s effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses.

6

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	September 30, 2019	December 31, 2018
Working Capital	$25,480,000	$22,323,000
Current Ratio	3.65 to 1	3.26 to 1
Shareholders’ Equity	$47,384,000	$45,535,000

Credit facility

We provide Capital One with monthly financial statements, borrowing base certificates and certificates of compliance with various financial covenants. Should an event of default occur, the interest rate on all borrowings would increase by two percent per annum during the period of default, in addition to other remedies provided to Capital One.

We believe that should a need arise for us to borrow funds in excess of the Revolver and Term loans currently in effect, our Bank would provide for additional borrowings, based on the value of our real property or other assets.

Cash flows

During the nine-month period ended September 30, 2019, our net cash decreased to $809,000 from $999,000 at December 31, 2018. Our total Bank debt at September 30, 2019 was $1,789,000 compared to $2,555,000 at December 31, 2018. The total debt to total book capitalization (total debt divided by total debt plus equity); at September 30, 2019 was 3.6% compared to 5.3% at December 31, 2018.

On June 18, 2019, Florida Pneumatic completed the sale of the Jupiter Facility. The Jupiter Facility was purchased by Jupiter Warehouse Holdings LLC, an unrelated third party, for a final purchase price of $9.2 million. After broker fees and other expenses relating to the sale, we received approximately $8.7 million.

In order to fund the purchase of the businesses referred to earlier in this press release, we borrowed approximately $3,500,000 from our Revolver.

Included in the change in Other current liabilities was the payment of $1,000,000, the contingent consideration, made to the Jiffy seller.

As a condition to our Bank approving the above-mentioned sale and releasing the lien on the Jupiter Facility, we were required to apply the major portion of the net proceeds from the sale to pay off the Term Loan of $100,000, the Capex Loan of approximately $313,000, and the Revolver Loan, which on the date of the closing had a balance of approximately $7.4 million. This transaction did not affect our ability to continue to borrow funds under both the Capex Loan and the Revolver Loan under the terms of the Loan Agreement.

Additionally, effective as of the Closing Date, Florida Pneumatic, entered into a lease with respect to an approximately 42,000 square foot portion of the Jupiter Facility. The lease is for a term of five years, with either party able to terminate after four years. The initial monthly base rent under the lease is $32,345 with annual escalations of three percent. Florida Pneumatic is also responsible for certain other payments of additional rent as set forth in the lease, including certain taxes, assessments and operating expenses.

In February, May and August 2019, our Board of Directors declared quarterly cash dividends of $0.05 per share of our common stock, which were paid in March, May and August 2019, respectively. The total dividends paid through September 30, 2019 were $474,000. We intend to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon our financial condition, results of operations, capital requirements and other factors deemed relevant by our Board of Directors.

7

On September 12, 2018, our Board of Directors authorized us to repurchase up to 100,000 shares of our Common Stock (the “2018 Repurchase Program”) from time-to-time over a one-year period. In July 2019 we repurchased 7,000 shares of our Common Stock at an aggregate cost of approximately $51,000. These purchases completed the 2018 Repurchase Program in which we repurchased the maximum number of our shares of 100,000 for a total of approximately $819,000.

During the nine-month period ended September 30, 2019, we used $1,240,000 for capital expenditures, compared to $1,757,000 during the same period in the prior year.  Capital expenditures for the balance of 2019 are expected to be approximately $500,000, some of which may be financed through our credit facilities with our bank or financed through independent third-party financial institutions. The remaining 2019 capital expenditures will likely be for machinery and equipment, tooling, and computer hardware and software.

Customer concentration

At September 30, 2019 and December 31, 2018, accounts receivable from THD was 28.1% and 32.6%, respectively, of our total accounts receivable. Additionally, revenue from THD during the three and nine-month periods ended September 30, 2019 and 2018 were 21.8% and 20.8%, and 35.1% and 28.1%, respectively, of our total revenue. There were no other customers that accounted for more than 10% of our consolidated revenue and accounts receivable during the three or nine-month periods ended September 30, 2019 or 2018.

We believe the loss of THD would negatively impact our financial condition but would not affect our ability to remain a going concern.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for November 12, 2019, at 11:00 A.M., Eastern Time, to discuss its third quarter of 2019 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-866-337-5532. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 13, 2019.

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FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2019 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	September 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
Assets
Cash	$809	$999
Accounts receivable - net	9,596	9,574
Inventories	23,223	20,496
Prepaid expenses and other current assets	1,468	1,137

Total current assets	35,096	32,206

Net property and equipment	8,920	9,775
Goodwill	4,430	4,436
Other intangible assets - net	7,269	7,800
Deferred income taxes - net	300	628
Right-of-use assets – operating leases	2,179	---
Other assets – net	534	741
Total assets	$58,728	$55,586

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,789	$2,096
Accounts payable	3,348	2,755
Accrued compensation and benefits	1,743	2,336
Accrued other liabilities	2,128	1,243
Current lease liabilities – operating leases	608	---
Current maturities of long-term debt	---	453
Other current liabilities	---	1,000

Total current liabilities	9,616	9,883

Non-current lease liabilities – operating leases	1,576	---
Other liabilities	152	168

Total liabilities	11,344	10,051

Total shareholders' equity	47,384	45,535

Total liabilities and shareholders' equity	$58,728	$55,586

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In Thousand $)	2019	2018	2019	2018

Net revenue	$14,776	$17,662	$43,896	$49,592
Cost of sales	9,427	11,064	27,758	31,695
Gross profit	5,349	6,598	16,138	17,897
Selling, general and administrative expenses	5,208	5,737	15,930	16,371
Operating income	141	861	208	1,526
Other expense	---	28	---	86
Gain on sale of property and equipment	---	---	7,817	6
Interest expense	13	66	144	158
Income before income taxes	128	767	7,881	1,288
Income tax (benefit) expense	(8)	226	2,083	377
Net income	$136	$541	$5,798	$911

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS PER SHARE (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Basic earnings per share	$0.04	$0.15	$1.80	$0.25
Diluted earnings per share	$0.04	$0.14	$1.76	$0.24

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION
(UNAUDITED)

(In Thousands $)	For the three-month periods ended September 30,		For the nine-month periods ended September 30,
	2019	2018	2019	2018
Net income	$136	$541	$5,798	$911
Add:
Depreciation and amortization	544	532	1,662	1,551
Interest expense	13	66	144	158
Income tax (benefit) expense	(8)	226	2,083	377

EBITDA (1)	$685	$1,365	$9,687	$2,997

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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